EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mad Catz Interactive, Inc.:

We consent to incorporation by reference in the registration statements No. 333-103798, No. 333-176813 and No. 333-169947 on Form S-8 and No. 333-173892 on Form S-3 of Mad Catz Interactive, Inc. of our report dated June 5, 2014, with respect to the consolidated balance sheets of Mad Catz Interactive, Inc. and subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2014, which report appears in the March 31, 2014 Annual Report on Form 10-K of Mad Catz Interactive, Inc.

/s/ KPMG LLP

San Diego, California

June 5, 2014